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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                             -------------               -------------

                                                             1996         1995         1996           1995
                                                             ----         ----         ----           ----
 Net Income                                                $36,979      $31,700      $104,394        $90,186
                                                           =======      =======      ========        =======

 Weighted average number of common shares
   outstanding during the period                            65,953       65,864        65,913         65,892

 Common equivalent shares                                    1,259          926         1,222            792
                                                           -------      -------      --------        -------

 Average number of shares outstanding                       67,212       66,790        67,135         66,684
                                                           =======      =======      ========        =======

 Earnings per Share                                        $  0.55      $  0.47      $   1.55        $  1.35
                                                           =======      =======      ========        =======



Share data for all periods has been adjusted to reflect the 2-for-1 stock split paid on August 9, 1996, to shareholders of record on July 17, 1996.


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